Exhibit 21.1

MP MATERIALS CORP.

SUBSIDIARIES

Company	State or Jurisdiction of Incorporation
MP Mine Operations LLC	Delaware
Secure Natural Resources LLC	Delaware
MP Magnetics LLC	Delaware
MP Separations LLC	Delaware